2825 Airview Boulevard
Kalamazoo, MI 49002

PRESS RELEASE

NUMBER:    2014-33
DATE:        December 8, 2014

Stryker resolves Government Investigation of OtisMed Matter

Kalamazoo, Michigan - December 8, 2014 -Stryker Corporation (NYSE:SYK) announced today that it has entered into a settlement with the U.S. Department of Justice (DOJ) in connection with the DOJ’s civil and criminal investigations into the sales and marketing of the OtisKnee prior to Stryker’s acquisition of OtisMed in November 2009. Stryker and OtisMed will pay $79,560,400 plus interest. In resolving the OtisMed matter, the DOJ acknowledged that OtisMed’s criminal conduct “occurred prior to Stryker’s acquisition of OtisMed and without Stryker’s prior knowledge or acquiescence.”

Stryker is one of the world’s leading medical technology companies and together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. Stryker products and services are available in over 100 countries around the world. Please contact us for more information at www.stryker.com.

Contacts

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

For media inquiries please contact:
Yin Becker, Stryker Corporation, 201-831-5000 or yin.becker@stryker.com